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                              AMENDMENT TO BYLAWS
                                       OF
                           DAWSON GEOPHYSICAL COMPANY


         Effective as of July 13 1999, the Bylaws of Dawson Geophysical Company, a Texas corporation (the "Corporation"), are amended in the following respects:

         The Corporation's Bylaws are hereby amended to add Sections 12 and 13 to Article II of the Bylaws, as follows:

         Section 12. Nomination of Directors. Subject to the rights of holders of any class or series of stock having a preference over common stock of the corporation as to dividends or upon liquidation and to elect directors under specified circumstances, nominations of persons for election to the board of directors may be made only (a) by the board of directors or a committee appointed by the board of directors or (b) by any shareholder who is a shareholder of record at the time of giving the shareholder's notice provided for in this Section 12, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 12. A shareholder wishing to nominate one or more individuals to stand for election in the election of members of the board of directors at any annual or special meeting must provide written notice thereof to the board of directors not less than 80 days in advance of such meeting; provided, however, that in the event that the date of the meeting was not publicly announced by the corporation by a mailing to shareholders, a press release or a filing with the Securities and Exchange Commission pursuant to Section 13(a) or 14(a) of the Securities and Exchange Act of 1934 more than 90 days prior to the meeting, such notice, to be timely, must be delivered to the board of directors not later than the close of business on the tenth day following the day on which the date of the meeting was publicly announced. A shareholder's notice shall set forth (i) the name and address, as they appear on the corporation's books, of the shareholder making the nomination or nominations; (ii) such information regarding the nominee(s) proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee(s) been nominated or intended to be nominated by the board of directors; (iii) a representation of the shareholder as to the class and number of shares of stock of the corporation that are beneficially owned by such shareholder, and the shareholder's intent to appear in person or by proxy at the meeting to propose such nomination; and (iv) the written consent of the nominee(s) to serve as a member of the board of directors if so elected. No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section 12. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the provisions of these bylaws, and if the chairman should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.


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         Section 13. Proposals of Shareholders. At any meeting of shareholders, there shall be conducted only such business as shall have been brought before the meeting (a) by or at the direction of the board of directors or (b) by any shareholder of the corporation who is a shareholder of record at the time of giving of the shareholder's notice provided for in this Section 13, who shall be entitled to vote at such meeting and who complies with the notice procedure set forth in this Section 13. For business to be properly brought before a meeting of shareholders by a shareholder, the shareholder shall have given timely notice thereof in writing to the secretary of the corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 80 days in advance of such meeting; provided, however, that in the event that the date of the meeting was not publicly announced by the corporation by a mailing to shareholders, a press release or a filing with the Securities and Exchange Commission pursuant to Section 13(a) or 14(a) of the Securities and Exchange
Act of 1934 more than 90 days prior to the meeting, such notice, to be timely, must be delivered to the board of directors not later than the close of business on the tenth day following the day on which the date the date of the meeting was first so publicly announced. A shareholder's notice shall set forth as to each matter proposed to be brought before the meeting: (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and, in the event that such business includes a proposal regarding the amendment of either the articles of incorporation of the corporation or these bylaws, the language of the proposed amendment; (2) the name and address, as they appear on the corporation's books, of the shareholder proposing such business; (3) a representation of the shareholder as to the class and number of shares of capital stock of the corporation that are beneficially owned by such shareholder, and the shareholder's intent to appear in person or by proxy at the meeting to propose such business; and (4) any material interest of such shareholder in such proposal or business. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at a shareholders meeting unless brought before the meeting in accordance with the procedure set forth in this Section 13. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of these bylaws, and if the chairman should so determine, the chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

         The undersigned Secretary of the Corporation hereby certifies that the foregoing amendment to the Corporations' Bylaws was duly adopted by the Board of Directors of the Corporation effective as of July 13, 1999.


                                                /s/ PAULA W. HENRY
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                                                Paula W. Henry
                                                Secretary


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